Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports FEBRUARY Sales

-- Comparable Store Sales Increase 8.0% --

HOUSTON, TX, March 4, 2004 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended February 28, 2004 increased 47.6% to $87.8 million from $59.5 million in the prior year four-week period ended March 1, 2003. Comparable store sales increased 8.0% versus a decrease of 8.1% last year. The Company noted that total sales include sales for the Peebles stores in the current year's results only, while comparable store sales include comparable store sales for the Peebles stores in both years.

The Company reported that most of its merchandise categories had comparable store sales increases during the month, with the only exceptions being dresses, home & gifts, intimate apparel and young men's.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "We are very pleased with our solid results for February. It is especially gratifying to note that our increase was broad-based, with essentially all of our merchandise categories achieving comparable store sales increases during the month. Additionally, while our small market stores continued to lead the way with a combined low double-digit comparable store sales increase, our large market stores, in aggregate, achieved positive results during the period as well."

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
Fiscal Period	% Increase (Decrease)		($ in Millions)
	2004	2003*	2004	2003
February	8.0%	(8.1)%	$87.8	$59.5

*2003 actual results restated to include Peebles' comparable store sales.

--more--

Stage Stores Reports February Sales

Page - 2

The Company also confirmed that it will be opening six new stores during the first quarter. On March 25th, new stores will be opened in Columbus, Elgin, Freeport, Pleasanton and Hillsboro, Texas. The sixth new store will be opened in Jackson, Ohio on April 7th. As previously reported, the Company plans to open between 15 and 20 new stores during fiscal 2004. "The cornerstone of our growth strategy continues to be locations in under-served small and mid-size markets that meet our demographic, competitive and profitability criteria", added Mr. Scarborough. "As a result, we anticipate that most of our new stores this year will be opened in smaller markets."

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 518 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's expectations for the timing, number and locations of planned new store openings. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

####